Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Ultra Petroleum Corp. Announces Favorable Opinion for Company on

Make-Whole Litigation Appeal

Englewood, Colorado – January 17, 2019 – Ultra Petroleum Corp. (“Ultra Petroleum” or the “Company”) (NASDAQ: UPL) announces that earlier today, the U.S. Court of Appeals for the Fifth Circuit delivered a favorable opinion in the appeal proceedings by Ultra Petroleum about the make-whole claims that had been asserted against the Company. This is a victory for Ultra Petroleum, reversing a bankruptcy court decision that had required the Company to pay approximately $400 million to various creditors following the Company’s emergence from Chapter 11 proceedings.

“We are very pleased with the Fifth Circuit’s decisive opinion reversing and remanding the prior judgment against Ultra Petroleum. We remain committed to this appeals process and ultimately believe the outcome of any final decision will be consistent with today’s Fifth Circuit ruling, which would result in the recoupment back to the Company of up to approximately $260 million of non-settled claim amounts that were previously paid out by the Company to various creditors,” said Brad Johnson, Interim CEO.

After the Company and its subsidiaries petitioned for reorganization under Chapter 11 in 2016, certain creditors asserted that they were entitled not just to principal and pre-petition interest on certain debt instruments, but also to a contractual “make-whole” premium and post-petition interest at a contractually defined rate. On appeal, the Fifth Circuit reversed the bankruptcy court’s decision and remanded for further proceedings. The Fifth Circuit rejected the bankruptcy court’s determination that the creditors had been impaired merely by operation of the Bankruptcy Code, holding instead that creditors are impaired only if a reorganization plan itself alters legal, equitable, or contractual rights. The Fifth Circuit expressed “doubt” that the creditors are entitled to payment of the make-whole and indicated that the creditors’ claim for the make-whole premium would be disallowed under the Bankruptcy Code. Finally, the Fifth Circuit indicated that post-petition interest should be determined according to the statutory federal judgment rate, rather than at a higher contractual rate.

About Ultra Petroleum

Ultra Petroleum Corp. is an independent energy company engaged in domestic natural gas and oil exploration, development and production. The Company is listed on NASDAQ and trades under the ticker symbol “UPL”.

Additional information on the Company is available at www.ultrapetroleum.com. In addition, our filings with the Securities and Exchange Commission (“SEC”) are available by written request to Ultra Petroleum Corp. at 116 Inverness Drive East, Suite 400, Englewood, CO 80112 (Attention: Investor Relations) or on our website (www.ultrapetroleum.com) or from the SEC on their website at www.sec.gov or by telephone request at 1-800-SEC-0330.

This news release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including but not limited to statements relating to the make-whole premium, post-petition interest claims, and the ultimate outcome of the make-whole litigation on remand to the bankruptcy court. Any statement, including any opinions, forecasts, projections or other statements, other than statements of historical fact, are or may be forward-looking statements. Although the Company believes the expectations reflected in any forward-looking statements herein are reasonable, we can give no assurance that such expectations will prove to have been correct and actual results may differ materially from those projected or reflected in such statements. In addition, certain risks and uncertainties inherent in our business as well as risks and uncertainties related to our operational and financial results are set forth in our filings with the SEC, particularly in the section entitled “Risk Factors” included in our most recent Annual Report on Form 10-K for the most recent fiscal year, our most recent Quarterly Reports on Form 10-Q, and from time to time in other filings made by the Company with the SEC. Some of these risks and uncertainties include, but are not limited to, increased competition, the timing and extent of changes in prices for oil and gas, particularly in the areas where we own properties, conduct operations, and market our production, as well as the timing and extent of our success in discovering, developing, producing and estimating oil and gas reserves, our ability to successfully monetize the properties we are marketing, weather and government regulation, and the availability of oil field services, personnel and equipment.

For further information contact:

Investor Relations

303-708-9740, ext. 9898

Email: IR@ultrapetroleum.com